December 1, 2004

Mr. Russel J. Corvese
c/o Scrip Pharmacy, Inc.
2791 Charter Street
Columbus, Ohio 43228

           Re:  Amendment to Employment Letter Agreement

Dear Russ:

           Reference is made to that certain Employment Letter Agreement entered into as of October 15, 2001, by and between MIM Corporation, a Delaware corporation (the "Company") and yourself ("Employee"), as amended to date (the "Agreement"). This letter shall serve to amend the Agreement, effective as of the date hereof, on the following terms and conditions:

1.	Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the Agreement.
2.

Section 1 of the Employment Agreement is deleted in its entirety and substituted in lieu thereof shall be the following: "1. POSITION AND DUTIES: Vice President - Operations of Scrip Solutions, Inc. You will report to the Company's Chief Executive Officer or its Chief Operating Officer and shall have such day to day responsibilities as shall be assigned to you by either of them or Executive Management generally, in any event subject to the authority of the Board of Directors. Subject to the terms and conditions of this Agreement, you acknowledge and understand that you are an employee at will."

2.

Section 7 of the Employment Agreement is hereby deleted in its entirety and substituted in lieu thereof shall be the following:

"SECTION 7. Termination; Severance..

If you are terminated by the Company (or any successor) other than for "Cause" (as defined below) or you terminate your employment with the Company (or any successor) for "Good Reason" (as defined below), (i) you will be entitled to receive severance payments equal to one year of salary at your then current salary level, payable in accordance with the Company's then applicable payroll practices and subject to all applicable federal, state and local withholding; (ii) all outstanding unvested options granted to you and held by you at the time of termination shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms and (iii) all Performance Shares held by you shall vest and become immediately transferable free of any restrictions on transferability (other than restrictions on transfer imposed under Federal and state securities laws) by you and all other restrictions imposed thereon shall cease other than those restrictions,

Mr. Russel J. Corvese December 1, 2004 Page 2 of 3

limitations and/or obligations set forth in the grant document that expressly survive the termination of your employment with the Company or any successor entity, as the case may be. If your employment with the Company is terminated for any reason whatsoever, whether by you or the Company, the Company would not be liable for, or obligated to pay you any bonus compensation or any other compensation contemplated hereby not already paid or not already accrued at the date of such termination, and no other benefits shall accrue or vest subsequent to such date.

For purposes of this Agreement, "Cause" shall mean any of the following: (1) commission by you of criminal conduct which involves moral turpitude; (2) acts which constitute fraud or self-dealing by or on the part of you against the Company, including, without limitation, misappropriation or embezzlement; (3) your willful engagement in conduct which is materially injurious to the Company; or (4) your gross misconduct in the performance of duties as an employee of the Company, including, without limitation, failure to obey lawful written instructions of the Board of Directors of the Company, any committee thereof or the Chief Executive Officer of the Company or failure to correct any conduct which constitutes a breach of this agreement between you and the Company or of any written policy promulgated by the Board of Directors of the Company, any committee thereof or the Chief Executive Officer of the Company, in either case after not less than ten days' notice in writing to you of the Company's intention to terminate you if such failure is not corrected within the specified period (or after such shorter notice period if the Company in good faith deems such shorter notice period to be necessary due to the possibility of material injury to the Company).

For purposes of this Agreement, "Good Reason" shall mean the existence of any one or more of the following conditions that shall continue for more than 30 days following written notice thereof by the Employee to the Company: (i) the assignment to the Employee of duties materially inconsistent with the Employee's position or positions with the Company, (ii) the reduction of your then current annual salary rate, without your consent (iii) the relocation of your principal location of employment more than 50 miles from your current location without your consent; or (iv) if you shall no longer report to the Chief Executive Officer or Chief Operating Officer."

4.	Except as modified hereby, the Agreement shall remain unmodified and in full force and effect.
5.

This letter amendment shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New York, without giving effect to otherwise applicable principles of conflicts of law.

Mr. Russel J. Corvese December 1, 2004 Page 3 of 3

           Kindly signify your agreement to the foregoing by signing below and forward an executed copy to me for our files.

Sincerely,

MIM Corporation

By: /s/ Barry A. Posner
       Barry A. Posner, Executive Vice President

Agreed and Accepted as of
the 1st day of December, 2004:

/s/ Russel J. Corvese
Russel J. Corvese